Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this preliminary and the subsequent definitive Proxy Statement on Schedule 14A of Contango ORE, Inc. (the “Company”) being filed with the United States Securities and Exchange Commission, and incorporated by reference in the Registration Statements on Form S-3 (No. 333-280509 and No. 333-283285) and Form S-8 (No. 333-172448, No. 333-222117, No. 333-235865, No. 333-268379 and No. 333-275601) of the Company, of our reports dated February 28, 2025 and March 26, 2024, relating to the consolidated financial statements of Dolly Varden Silver Corporation for the years ended December 31, 2024, 2023 and 2022.

/s/ Davidson & Company LLP
Chartered Professional Accountants

Vancouver, Canada

January 9, 2026